Exhibit 99.1

   NOBEL LEARNING COMMUNITIES WELCOMES THE HONOR ROLL SCHOOL TO ITS FAMILY OF
                                     SCHOOLS

 National Education Provider Acquires Premier Independent School in Sugar Land,
                                      Texas

    WEST CHESTER, Pa., June 29 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading provider of education and school management services for the preschool through eighth grade markets, today announced that it had expanded its national presence with the acquisition of The Honor Roll School (THRS) in Sugar Land, Texas. THRS is a leading pre-kindergarten through eighth grade school, providing bright young minds with a well-rounded education.

    "We are very pleased to add a well-respected school like THRS into our family of schools and look forward to supporting THRS with our shared commitment to maximizing each student's greatest potential. Since both Nobel Learning and The Honor Roll School share the same educational philosophy and are founded on the same principles, we look forward to sharing best practices while working side by side," said George H. Bernstein, President and CEO of Nobel Learning Communities.

    "The acquisition of The Honor Roll School is an important step in growing Nobel Learning and implementing the initiatives in our strategic plan. The Honor Roll School gives us a strong entry into the Houston metropolitan market and an opportunity to develop additional preschools to support and expand The Honor Roll School's elementary and middle school programs. We estimate that this acquisition will add approximately $5 million in revenue and will be accretive to our fiscal 2007 full year results. The acquisition purchase price of approximately $3 million was financed through existing cash resources," added Bernstein.

    Nobel Learning Communities schools are known nationwide for their commitment to quality education for students in preschool through their middle school years, and have a similar mission to THRS. Nobel Learning Communities' goal as an organization is to offer excellence in private education for Pre-K to eighth grade through local learning communities that support the educational, enrichment and wellness needs of students and their families. The West Chester, Pa.-based company, and many of its schools, are accredited through the Commission on International & Trans-Regional Accreditation (CITA), as well as organizations including the Southern Association of Colleges and Schools (SACS) in Texas. Nobel Learning provides stronger resources than an individual school can provide, including an Education Department and an Educational Advisory Board led by nationally recognized experts in preschool through eighth grade education. While Nobel Learning owns and operates nearly 150 schools in 13 states, the organization's schools retain a strong local focus that link communities and parents in order to meet the educational needs of every student. The acquisition of The Honor Roll School will add 1 preschool and 1 elementary/middle school to Nobel Learning's portfolio of schools.

    About Nobel Learning Communities
    Nobel Learning Communities, Inc. is a national network of approximately 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

SOURCE  Nobel Learning Communities, Inc.
    -0-                             06/29/2006
    /CONTACT: Dell Jackson, +1-410-902-5035, djackson@mghus.com, or Tom Frank, CFO, +1-484-947-2030, Tom.Frank@nlcinc.com, both for Nobel Learning Communities, Inc./
    /Web site:  http://www.nobellearning.com /